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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement No. 33-49081 of The Procter & Gamble Company on Form S-8 of our report dated September 2, 1994 appearing in this Annual Report on Form 11-K of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan for the year ended June 30, 1994.


/s/DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP
Cincinnati, Ohio
December 14, 1994